EXHIBIT 3.2

CERTIFICATE OF INCORPORATION

OF

NB FINANCE CORP.

ARTICLE I

NAME

The name of the corporation is NB Finance Corp.

ARTICLE II

REGISTERED OFFICE

The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

CAPITAL STOCK

The authorized capital stock of the corporation is 1,000 shares of common stock, $.01 par value per share.

ARTICLE V

DIRECTORS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the corporation. Elections of directors need not be by written ballot unless the bylaws of the corporation so provide.

ARTICLE VI

LIMITATION OF LIABILITY AND INDEMNIFICATION

A director of the corporation will not be liable to the corporation or the stockholders of the corporation for monetary damages for a breach of fiduciary duty as a director, except to the extent such exception from liability or limitation thereof is not permitted under the General Corporation Law of Delaware as the same currently exists or is hereafter amended. The corporation will indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to an action or proceeding whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was a director, officer or employee of the corporation or any predecessor of the corporation or serves or served at any other enterprise as a director, officer or employee at the request of the corporation or any predecessor to the corporation.

ARTICLE VII

AMENDMENT OF CERTIFICATE

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VIII

INCORPORATOR

The name and mailing address of the incorporator are Suzette McNally, 4200 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota 55402.

The undersigned incorporator has signed this Certificate of Incorporation on June 30, 2003.

/s/ Suzette McNally
Suzette McNally

2